UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   FULTON, PAUL
   KENAN-FLAGLER BUSINESS SCHOOL
   UNIVERSITY OF NORTH CAROLINA
   CAMPUS BOX  3490  CARROLL HALL
   CHAPEL HILL, NC  27599
   USA
2. Issuer Name and Ticker or Trading Symbol
   BASSETT FURNITURE INDUSTRIES, INC
   BSET
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   APRIL 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
COMMON STOCK               |4-02-9|J*  |V|146               |A  |23.875     |2,157              |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |4-02-9|J*  |V|628               |A  |23.875     |2,785              |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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*STOCK AWARDED  IN LIEU OF |      |    | |                  |   |           |                   |      |                           |
CASH     BOARD OF DIRECTORS|      |    | |                  |   |           |                   |      |                           |
 FEES;                     |      |    | |                  |   |           |                   |      |                           |
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PURSUANT TO THE 1993 STOCK |      |    | |                  |   |           |                   |      |                           |
PLAN FOR NON-EMPLOYEE DIREC|      |    | |                  |   |           |                   |      |                           |
TORS.                      |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
*OPTION (RIGHT TO BUY)|27.75   |     |    | |           |   |10-01|3-31-|COMMON      |500    |       |500         |D  |            |
                      |        |     |    | |           |   |-94  |2004 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|26.50   |     |    | |           |   |10-03|4-02-|COMMON      |500    |       |500         |D  |            |
                      |        |     |    | |           |   |-95  |2005 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|25.75   |     |    | |           |   |10-02|4-02-|COMMON      |500    |       |500         |D  |            |
                      |        |     |    | |           |   |-96  |2006 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|23.875  |4-01-|A   |V|500        |A  |10-01|4-02-|COMMON      |500    |       |500         |D  |            |
                      |        |97   |    | |           |   |-97  |2007 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
*GRANTED UNDER THE 1993 STOCK PLAN FOR NON-EMPLOYEE
DIRECTORS.
SIGNATURE OF REPORTING PERSON
PAUL FULTON
DATE
4-09-97